Exhibit 99.1

Image Entertainment Reports Financial Results for Fiscal 2008 Third Quarter and Nine Months Ended December 31, 2007

CHATSWORTH, Calif.--(BUSINESS WIRE)--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its third quarter and nine months ended December 31, 2007.

Fiscal 2008 Third Quarter Ended December 31, 2007 Financial Summary

--	Net revenues were $27,343,000, up 12.2% from net revenues of $24,360,000 for the third quarter of fiscal 2007 as a result of strong sales of catalogue DVD content.

	--	Digital distribution revenues grew 54.0% to $519,000, compared to $337,000 for the third quarter of fiscal 2007.

--	Gross margins improved to 19.4%, from 19.1% for the third quarter of fiscal 2007.

--	Selling expenses improved to 10.3% of net revenues, down from 12.2% of net revenues for the third quarter of fiscal 2007 due in part to reduced personnel costs.

--	General and administrative expenses were down $159,000, or 3.8%, from the third quarter of fiscal 2007.

	--	The December 2007 quarter included increased expenses of:

		--	$228,000 in proposed BTP merger transaction costs.

		--	$210,000 in consulting fees associated with Sarbanes-Oxley Section 404 compliance.

	--	For comparison purposes, the December 2006 quarter included $267,000 for severance and office closure costs and $216,000 in proxy contest and special committee process costs.

--

Restructuring expenses were $170,000, representing fees and expenses to be incurred in connection with terminating the Company's Nevada distribution facility lease. Approximately $2.7 million in future operating lease commitments will be cancelled as a result of an agreement in principle to terminate the lease.

--	Interest expense was $901,000, compared to $928,000 for the third quarter of fiscal 2007.

	--	Noncash interest expense was $420,000, or 46.6% of total interest expense for the quarter ended December 31, 2007, compared to $547,000 for the quarter ended December 31, 2006.

--	Other income was $603,000, representing a downward adjustment to the long-term warrant liability to fair value at December 31, 2007.

--	The net loss was ($2,052,000), or ($0.09) per diluted share, compared to a net loss of ($3,456,000), or ($0.16) per diluted share, for the third quarter of fiscal 2007.

Best selling new DVD releases for the quarter included:

--	Deadliest Catch: Season 2 (Discovery);

--	Berlin Alexanderplatz (Criterion Collection);

--	Mythbusters Collection 2 (Discovery)

Fiscal 2008 Nine Months Ended December 31, 2007 Financial Summary

--	Net revenues were $69,854,000, compared to $69,549,000 for the first nine months of fiscal 2007.

	--	Digital revenues were $1,613,000, up over 100% from $802,000 for the first nine months of fiscal 2007.

--	Gross margins improved to 20.3%, from 18.4% for the first nine months of fiscal 2007.

--	Selling expenses improved to 10.1% of net revenues, down from 11.5% of net revenues for the first nine months of fiscal 2007, primarily due to reduced personnel costs and reduced advertising and promotion expenses.

--	General and administrative expenses were up $227,000, or 1.8%, compared to the first nine months of fiscal 2007.

	--	The nine months ended December 31, 2007 included increased expenses of:

		--	$1,174,000 in proposed BTP merger transaction costs.

		--	$400,000 associated with the closure of the Nevada distribution facility.

		--	$250,000 in legal expenses for the dismissed stockholder claim.

		--	$210,000 in consulting fees associated with Sarbanes-Oxley Section 404 compliance.

--

For comparison purposes, the first nine months of fiscal 2007 included $764,000 in proxy contest and special committee process costs, $432,000 in bad debt expense relating to the bankruptcy of Tower records and higher temporary labor costs of $383,000.

--	Restructuring expenses for the nine months ended December 31, 2007 were $612,000, including distribution facility lease termination expenses and involuntary employee termination expenses.

--	Interest expense was $2,502,000 compared to $1,688,000 for the first nine months of fiscal 2007.

	--	Noncash interest expense was $1,257,000, or 50.2% of total interest expense for the nine months ended December 31, 2007 as compared to $841,000 for the nine months ended December 31, 2006.

--	Other income was $603,000, representing a noncash downward adjustment to the long-term warrant liability to fair value at December 31, 2007.

--	Net loss was ($8,334,000), or ($0.38) per diluted share, compared to a net loss of ($9,561,000), or ($0.45) per diluted share, for the first nine months of fiscal 2007.

Best selling DVD new and catalogue releases for the first nine months ended December 31, 2007, in addition to those noted above included:

--	Jeff Dunham: Spark of Insanity;

--	Jeff Dunham: Arguing with Myself;

--	Twilight Zone: The Complete Definitive Edition;

--	Shark Week: 20th Anniversary Collection (Discovery);

--	Fear and Loathing in Las Vegas (Criterion Collection)

Martin W. Greenwald, president and chief executive officer of Image Entertainment, commented, “The termination of the merger agreement with BTP has focused fresh attention upon Image, and we are extremely aware of the importance of our quarterly results. We are encouraged by the very strong performance of the excellent Criterion, Discovery and Levity brands, as well as the continuing growth in our digital revenues. Compared to the same quarter last year, revenues and margins were up, selling expenses were down, and we will strive to continue this trend going forward.”

Mr. Greenwald continued, “Nevertheless, the lengthy discussions with BTP resulted in significant legal fees that added to our general and administrative expenses. In addition, the entire merger process diverted an enormous amount of management’s attention during our historically strong holiday quarter. Now that the merger agreement has been terminated, we look forward to being able to focus all of our attention on maximizing shareholder value by attempting to deliver stronger financial results and pursue other strategic alternatives.”

Mr. Greenwald concluded, “As we execute on our plan to bring the best independent product to market, including direct-to-video films with strong and recognizable cast, we are optimistic about what the future holds for Image. I know this past year has been a roller coaster ride, but we thank our shareholders for their patience, and we look forward to releasing news about further developments as they arise.”

Fiscal Year 2008 Guidance

At this time, the Company is not providing annual or quarterly revenue guidance.

Corporate Conference Call

Image Entertainment’s management will host a conference call today, February 14, at 4:30 p.m. ET to review the fiscal 2008 third quarter financial results as well as other corporate events. Image executive management will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 888-219-1420 and requesting to join the conference call by stating the confirmation code 9586465, or by webcast at www.image-entertainment.com or www.earnings.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial 913-312-1420.

A replay of the conference call will be available from 8:00 p.m. Eastern time on the day of the call until February 21, 2008, by dialing 888-203-1112 and entering the following pass code: 9586465. International participants please dial 719-457-0820 using the same passcode.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, and changes in our business plan, changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS (unaudited) December 31, 2007 and March 31, 2007
ASSETS

(In thousands)	December 31, 2007	March 31, 2007
Current assets:
Cash and cash equivalents	$1,317	$2,341
Accounts receivable, net of allowances of
$8,265 - December 31, 2007;
$8,956 - March 31, 2007	19,311	19,360
Inventories	18,136	16,742
Royalty and distribution fee advances	16,237	13,118
Prepaid expenses and other assets	1,139	1,302
Total current assets	56,140	52,863
Noncurrent inventories, principally production costs	2,501	2,808
Noncurrent royalty and distribution advances	24,879	23,397
Property, equipment and improvements, net	3,379	4,692
Goodwill	5,715	5,715
Other assets	947	1,221
	$93,561	$90,696

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS (unaudited) December 31, 2007 and March 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

(In thousands, except share data)	December 31, 2007	March 31, 2007
Current liabilities:
Accounts payable	$10,312	$7,431
Accrued liabilities	5,943	6,039
Accrued royalties and distribution fees	13,569	9,881
Accrued music publishing fees	5,906	5,945
Deferred revenue	6,983	5,039
Revolving credit facility	4,703	—
Current portion of long-term debt, net of debt discount	2,255	1,612
Total current liabilities	49,671	35,947
Long-term debt, net of debt discount and current portion	20,202	21,948
Other long-term liabilities, less current portion	2,001	3,221
Total liabilities	71,874	61,116

Stockholders' equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,740,000 and 21,577,000 issued and outstanding at December 31, 2007 and March 31, 2007, respectively	2	2
Additional paid-in capital	52,359	51,847
Accumulated other comprehensive income	1	3
Accumulated deficit	(30,675)	(22,272)
Net stockholders' equity	21,687	29,580
	$93,561	$90,696

IMAGE ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Three Months Ended December 31, 2007 and 2006

(In thousands, except per share data)	2007		2006
NET REVENUES	$27,343	100.0%	$24,360	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	22,033	80.6	19,698	80.9
Selling expenses	2,816	10.3	2,960	12.2
General and administrative expenses	4,071	14.9	4,230	17.4
Restructuring expenses	170	0.6	—	—
	29,090	106.4	26,888	110.4
LOSS FROM OPERATIONS	(1,747)	(6.4)	(2,528)	(10.4)
OTHER EXPENSES:
Interest expense, net	901	3.3	928	3.8
Change in fair value of warrant liability	(603)	2.2	—	—
	298	1.1	928	3.8
LOSS BEFORE INCOME TAXES	(2,045)	(7.5)	(3,456)	(14.2)
INCOME TAXES	7	0.0	—	—
NET LOSS	$(2,052)	(7.5)%	$(3,456)	(14.2)%
NET LOSS PER SHARE:
Net loss – basic and diluted	$(.09)		$(.16)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,740		21,577

IMAGE ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Nine Months Ended December 31, 2007 and 2006

(In thousands, except per share data)	2007		2006
NET REVENUES	$69,854	100.0%	$69,549	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	55,695	79.7	56,746	81.6
Selling expenses	7,037	10.1	8,003	11.5
General and administrative expenses	12,900	18.5	12,673	18.2
Restructuring expenses	612	0.9	—	—
	76,244	109.1	77,422	111.3
LOSS FROM OPERATIONS	(6,390)	(9.1)	(7,873)	(11.3)
OTHER EXPENSES:
Interest expense, net	2,502	3.6	1,688	2.4
Change in fair value of warrant liability	(603)	(0.9)	—	—
	1,899	2.7	1,688	2.4
LOSS BEFORE INCOME TAXES	(8,289)	(11.9)	(9,561)	(13.7)
INCOME TAXES	45	0.1	—	—
NET LOSS	$(8,334)	(11.9)%	$(9,561)	(13.7)%
NET LOSS PER SHARE:
Net loss – basic and diluted	$(.38)		$(.45)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,725		21,451

CONTACT:
Image Entertainment, Inc.
Jeff Framer, 818-407-9100, ext. 299
jframer@image-entertainment.com